EXHIBIT 99.1

PRIME GROUP REALTY TRUST ANNOUNCES MODIFICATIONS TO AGREEMENT
REGARDING SALE OF 180 NORTH LASALLE STREET

Chicago, IL. December 10, 2008 – Prime Group Realty Trust (NYSE: PGEPRB) (the “Company”) announced that Younan Properties, Inc. and an affiliate (“Purchaser”), and the subsidiary of the Company (the “Seller”) that owns 180 North LaSalle Street in Chicago, Illinois (the “Property”), amended the purchase and sale agreement the parties previously entered into (the “Agreement”) regarding the sale to Purchaser of the Property to, among other things: (i) extend the deadline for the closing to February 18, 2009 or such earlier date as may be specified by Purchaser upon at least fifteen (15) days notice, which date must be reasonably acceptable to Seller, and (ii) provide that after closing, Buyer will pay to Seller an amount equal to fifty percent (50%) of any property management fees paid to the property manager at the Property, at market rates of not less than 3% of gross revenues, until the earlier of (i) two (2) years after closing or (ii) the date the Property is sold by Purchaser to a non-affiliated third party.

The Purchaser has completed its due diligence inspection of the Property and is obligated to purchase the Property subject to certain customary conditions contained in the Agreement. In the event that the Purchaser defaults on its obligation to purchase the Property, Seller’s sole remedy is to retain $6.0 million of earnest money as liquidated damages.

The Purchaser has completed its due diligence inspection of the Property and is obligated to purchase the Property subject to certain customary conditions contained in the Agreement. In the event that the Purchaser defaults on its obligation to purchase the Property, Seller’s sole remedy is to retain $6.0 million of earnest money as liquidated damages.

There can be no assurances that all of the conditions to closing will be satisfied and that this transaction will actually close, or that if it does close, it will close pursuant to the foregoing timetable or the terms set forth in this Press Release.

About Prime Group Realty Trust

Owned by one of the largest private real estate owners in the country, The Lightstone Group, Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company currently owns 9 office properties containing an aggregate of 3.4 million net rentable square feet, a joint venture interest in one office property comprised of approximately 101,000 net rentable square feet and a membership interest in an unconsolidated entity which owns 552 extended-stay hotel properties in operation in 43 U.S. states consisting of approximately 59,000 rooms and three hotels in operation in Canada consisting of 500 rooms. It leases and manages approximately 3.4 million square feet comprising all of the wholly-owned properties. In addition, the Company is also the managing and leasing agent for the approximately 959,000 square foot property known as The United Building located at 77 West Wacker Drive in Chicago, Illinois, and the approximately 1.5 million square foot Citadel Center office building located at 131 South Dearborn Street in Chicago, Illinois. For more information about Prime Group Realty Trust, contact the company’s Chicago headquarters at (312) 917-1300 or visit its website at www.pgrt.com.

About the Lightstone Group

The Lightstone Group is one of the country’s largest privately held real estate companies with interests in residential, office, retail, hospitality, and industrial real estate assets. The company, principally through its related operating entities, Prime Retail, Extended Stay Hotels, and Prime Group Realty Trust, owns a diversified portfolio of over 687 hotels, 18,000 residential units and approximately 29 million square feet of office, industrial and retail properties in 46 states, the District of Columbia, Canada and Puerto Rico. Headquartered in New York, The Lightstone Group employs approximately 14,000 staff and professionals and maintains regional offices in Maryland, South Carolina, Illinois and New Jersey. For more information on The Lightstone Group, call 800-347-4078 or visit www.lightstonegroup.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words “believes”, “expects”, “anticipates”, “estimates”, and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact:
Jeffrey A. Patterson	Paul G. Del Vecchio
President and Chief Executive Officer	Executive Vice President—Capital Markets
312/917-1300	312/917-1300